EXHIBIT 99.1

Contact:	David W. Kiser Director of Investor Relations Columbia Sportswear Company (503) 985-4584
COLUMBIA SPORTSWEAR COMPANY
REPORTS RECORD SECOND QUARTER 2007 RESULTS
Highlights:
•	Second quarter net sales increased 3 percent to $218.6 million, a second quarter record, compared to net sales of $211.6 million for the second quarter of 2006.

•	Second quarter diluted earnings per share were $0.27 on 36.5 million weighted average shares, also a second quarter record, compared to $0.13 on 37.0 million weighted average shares for the second quarter of 2006.

•	Columbia’s board of directors approved a dividend of $0.14 per share, payable on August 30, 2007 to shareholders of record on August 16, 2007.

•	Fiscal 2007 net sales are estimated to increase approximately 5.5 percent and fiscal 2007 diluted earnings per share guidance is increased to approximately $3.69 for the year.
PORTLAND, Ore. — July 26, 2007 — Columbia Sportswear Company (NASDAQ: COLM), a global leader in the active outdoor apparel and footwear industries, today announced net sales of $218.6 million for the quarter ended June 30, 2007, an increase of 3 percent compared to net sales of $211.6 million for the same period of 2006. Net income for the second quarter was $10.0 million, a 108 percent increase compared to net income of $4.8 million for the same period of 2006. Earnings per share for the second quarter of 2007 were $0.27 (diluted) on 36.5 million weighted average shares, compared to earnings per share of $0.13 (diluted) for the second quarter of 2006 on 37.0 million weighted average shares.
Compared to the second quarter of 2006, Other International net sales increased 14 percent to $58.0 million, Europe net sales increased 9 percent to $31.6 million, U.S. net sales decreased 2 percent to $117.1 million, and Canada net sales decreased 5 percent to $11.9 million for the second quarter of 2007 (see “Geographical Net Sales” table below).
Excluding changes in currency exchange rates, consolidated net sales increased 2 percent, Other International net sales increased 14 percent, Europe net sales increased 1 percent, U.S. net sales decreased 2 percent, and Canada net sales decreased 6 percent for the second quarter of 2007, compared to the same period of 2006 (see “Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates” table below).
For the second quarter of 2007, sportswear net sales increased 11 percent to $124.4 million, footwear net sales decreased 2 percent to $42.5 million, outerwear net sales decreased 8 percent to $39.8 million and accessories and equipment net sales decreased 8 percent to $11.9 million, compared to the second quarter of 2006 (see “Categorical Net Sales” table below).

Compared to the second quarter of 2006, Columbia brand net sales increased 3 percent to $200.1 million, Mountain Hardwear net sales increased 6 percent to $11.5 million, Sorel net sales increased 28 percent to $3.2 million for the second quarter of 2007 and Montrail net sales decreased 8 percent to $3.5 million (see “Brand Net Sales” table below).
Tim Boyle, Columbia’s president and chief executive officer, commented, “Our record second quarter results reflect our continued focus on operating margin improvement. Second quarter gross margins increased substantially due to various factors, including continued improvements in sportswear margins, a higher mix of full price sales and favorable currency exchange rates. Diligent expense management and one-time benefits to selling, general and administrative expenses also contributed to operating margin leverage, despite significant increases in depreciation and amortization related to installation of new equipment and systems in our Portland distribution center. Net sales increased to a second quarter record, but were lower than expectations due to higher than expected order cancellations in the U.S. attributable to a challenging retail environment and a shift in timing of international distributor shipments to the third quarter.”
“In reviewing the second quarter results, investors should be aware that the second quarter is our smallest revenue quarter of the year, as we conclude our spring product shipping season and begin shipping fall products late in the quarter. Because of the comparatively low revenue levels in the quarter, changes in shipments in any one channel, geography or category may be amplified,” continued Mr. Boyle.
Dividend and Share Repurchase
The Company announced today that the board of directors has approved a dividend of $0.14 per share, payable on August 30, 2007 to shareholders of record on August 16, 2007. During the second quarter, the Company repurchased approximately 271,000 shares of common stock at an aggregate purchase price of $17.3 million. The Company has repurchased a total of approximately 6.3 million shares at an aggregate purchase price of $301.6 million of the $400 million authorized since the inception of the stock repurchase program in 2004.
Guidance
Mr. Boyle continued, “Based on our current outlook, we anticipate third quarter 2007 revenue growth of approximately 2 to 3 percent compared to the third quarter of 2006 and diluted earnings per share of approximately $1.58. For the full year 2007, we anticipate net sales growth of approximately 5.5 percent compared to 2006, and are increasing full year diluted earnings per share guidance to approximately $3.69. These projections are forward-looking in nature, and are based on backlog and forecasts, which may change, perhaps significantly.”
The Company will host a conference call to elaborate on second quarter 2007 results on Thursday, July 26, 2007 at 5:00 p.m. Eastern. The call will include discussions regarding the Company’s second quarter 2007 performance in general, the Company’s geographic and merchandise category performance, and the Company’s future opportunities. To participate, please dial 800-851-3059 in the United States (outside the United States, please dial 706-679-8430) five to ten minutes prior to the call. The call will also be webcast live on the investor information section of the Company’s website at www.columbia.com, where it will remain available until August 9, 2007.

Founded in 1938 in Portland, Oregon, Columbia Sportswear Company is a global leader in the design, sourcing, marketing and distribution of active outdoor apparel and footwear. As one of the largest outerwear manufacturers in the world and a leading seller of skiwear in the United States, the Company has developed an international reputation for quality, performance, functionality and value. The Company manages a portfolio of outdoor brands including Columbia Sportswear, Mountain Hardwear, Sorel, Montrail and Pacific Trail. To learn more about Columbia, please visit the Company’s website at www.columbia.com.
This press release contains forward-looking statements, including Mr. Boyle’s statements regarding anticipated revenues and earnings for the third quarter and full year 2007 and growth in future periods. Actual results could differ materially from those projected in these and other forward-looking statements as a result of a number of risks and uncertainties, including those set forth in this press release, those described in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, under the heading “Risk Factors,” and other risks and uncertainties that have been or may be described from time to time in other reports filed by the Company, including reports on Form 8-K, Form 10-Q, and Form 10-K. Risk factors that may affect our future revenues, earnings and performance include international risks, including changes in quotas and tariffs or other duties, political instability in foreign markets, exchange rate fluctuations, and trade disruptions; changes in governmental regulations and adverse conclusions of governmental audits; our ability to attract and retain key employees; unfavorable economic conditions generally and weakness in consumer confidence; the financial health of our customers; our ability to effectively deliver our products to customers in a timely manner; our reliance on product acceptance by consumers; the effects of unseasonable weather (including, for example, warm weather in the winter and cold weather in the spring, which affects demand for the Company’s products); our ability to integrate and manage acquired businesses; our dependence on independent manufacturers and suppliers; the effectiveness of our sales and marketing efforts; intense competition in the industry (which we expect to increase); business disruptions and acts of terrorism or military activities around the globe; the effective implementation and expansion of our distribution facilities; the operations of our computer systems and third party computer systems; and our ability to establish and protect our intellectual property. Although forward-looking statements help provide complete information about the Company, please keep in mind that forward-looking statements are inherently less reliable than historical information. We do not undertake any duty to update any of the forward-looking statements after the date of this release to conform them to actual results or to changes in our expectations.
-tables follow-

COLUMBIA SPORTSWEAR COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,
	2007	2006
Current Assets:
Cash and cash equivalents	$107,948	$47,626
Short-term investments	156,547	126,169
Accounts receivable, net	184,204	163,585
Inventories, net	309,722	272,248
Deferred tax asset	28,163	24,396
Prepaid expenses and other current assets	14,657	14,914

Total current assets	801,241	648,938

Property, plant and equipment, net	200,021	195,741
Intangibles and other assets	70,236	69,638

Total assets	$1,071,498	$914,317

Current Liabilities:
Accounts payable	$120,383	$113,184
Accrued liabilities	54,672	50,506
Income taxes payable	—	13,187
Current portion of long-term debt	146	4,657

Total current liabilities	175,201	181,534

Long-term debt and other liabilities	21,893	7,350
Deferred tax liability	8,786	9,014
Shareholders’ equity	865,618	716,419

Total liabilities and shareholders’ equity	$1,071,498	$914,317

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$218,560	$211,553	$508,200	$471,764
Cost of sales	127,985	130,129	290,927	278,703

Gross profit	90,575	81,424	217,273	193,061
	41.4%	38.5%	42.8%	40.9%

Selling, general, and administrative expense	79,222	77,080	169,583	161,899
Net licensing income	(1,054)	(1,119)	(2,050)	(2,124)

Income from operations	12,407	5,463	49,740	33,286

Interest (income) expense, net	(2,799)	(1,915)	(4,991)	(3,813)

Income before income tax	15,206	7,378	54,731	37,099

Income tax expense	5,169	2,545	18,608	12,799

Net income	$10,037	$4,833	$36,123	$24,300

Earnings per share:
Basic	$0.28	$0.13	$1.00	$0.66
Diluted	0.27	0.13	0.99	0.65
Weighted average shares outstanding:
Basic	36,179	36,555	36,180	36,712
Diluted	36,548	36,965	36,552	37,134

COLUMBIA SPORTSWEAR COMPANY
(In millions, except for percent change)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
			%			%
	2007	2006	Change	2007	2006	Change
Geographical Net Sales:
United States	$117.1	$118.9	(2)%	$272.6	$263.3	4%
Europe	31.6	29.1	9%	85.7	77.1	11%
Canada	11.9	12.5	(5)%	37.7	38.9	(3)%
Other International	58.0	51.1	14%	112.2	92.5	21%

Total	$218.6	$211.6	3%	$508.2	$471.8	8%

Categorical Net Sales:
Outerwear	$39.8	$43.2	(8)%	$99.6	$98.4	1%
Sportswear	124.4	112.2	11%	287.5	254.0	13%
Footwear	42.5	43.2	(2)%	95.4	93.9	2%
Accessories & Equipment	11.9	13.0	(8)%	25.7	25.5	1%

Total	$218.6	$211.6	3%	$508.2	$471.8	8%

Brand Net Sales:
Columbia	$200.1	$194.1	3%	$463.0	$430.6	8%
Sorel	3.2	2.5	28%	6.7	5.6	20%
Mountain Hardwear	11.5	10.9	6%	29.2	27.0	8%
Montrail	3.5	3.8	(8)%	8.4	8.3	1%
Pacific Trail	0.3	0.3	—	0.9	0.3	200%

Total	$218.6	$211.6	3%	$508.2	$471.8	8%

Reconciliation of Net Sales Changes to Net Sales Changes Excluding Changes in Currency Exchange Rates (a non-GAAP financial measure)
Net sales from year to year are affected by changes in selling prices and unit volume as well as changes in currency exchange rates where we have sales in foreign locations. The Company’s net sales changes excluding the effect of changes in currency exchange rates are presented below. The Company discloses changes in sales excluding changes in currency exchange rates because it uses the measure to understand sales growth excluding any impact from foreign currency exchange rate changes. In addition, the Company’s foreign management teams are generally evaluated and compensated in part based on the results of operations excluding currency exchange rate changes for their respective regions. Amounts calculated in accordance with accounting principles generally accepted in the United States of America, or GAAP, are denoted.
The Company’s net sales excluding the effect of changes in currency exchange rates are presented below:

	Three Months Ended		Six Months Ended
	June 30, 2007		June 30, 2007
	Amount	%	Amount	%
	(millions)	Change	(millions)	Change
Consolidated:
Net sales change (GAAP)	$7.0	3%	$36.4	8%
Effect of currency exchange rate changes	(2.5)	(1)	(6.9)	(2)

Net sales change excluding changes in currency exchange rates	$4.5	2%	$29.5	6%

United States:
Net sales change (GAAP)	$(1.8)	(2)%	$9.3	4%

Europe:
Net sales change (GAAP)	$2.5	9%	$8.6	11%
Effect of currency exchange rate changes	(2.4)	(8)	(7.2)	(9)

Net sales change excluding changes in currency exchange rates	$0.1	1%	$1.4	2%

Canada:
Net sales change (GAAP)	$(0.6)	(5)%	$(1.2)	(3)%
Effect of currency exchange rate changes	(0.2)	(1)	0.4	1

Net sales change excluding changes in currency exchange rates	$(0.8)	(6)%	$(0.8)	(2)%

Other International:
Net sales change (GAAP)	$6.9	14%	$19.7	21%
Effect of currency exchange rate changes	0.1	—	(0.1)	—

Net sales change excluding changes in currency exchange rates	$7.0	14%	$19.6	21%

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